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                                                                    EXHIBIT 11.1



                          CMAC INVESTMENT CORPORATION
                        SCHEDULE OF NET INCOME PER SHARE


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
                                                                 QUARTER ENDED SEPTEMBER 30       NINE MONTHS ENDED SEPTEMBER 30
                                                                 ---------------------------     -------------------------------
                                                                      1996         1995              1996          1995
                                                                      ----         ----              ----          ----
(In thousands, except per-share amounts and market prices)

Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . .    $15,957     $13,028           $45,655       $36,871
Preferred stock dividend adjustment . . . . . . . . . . . . . . .       (825)       (825)           (2,475)       (2,475)
                                                                     -------     -------           -------       -------
Adjusted net income . . . . . . . . . . . . . . . . . . . . . . .    $15,132     $12,203           $43,180       $34,396

Average dilutive stock options outstanding  . . . . . . . . . . .      742.9       709.8             755.8         709.0
Average exercise price per share  . . . . . . . . . . . . . . . .    $ 28.71     $ 24.37           $ 28.33       $ 24.38
Average market prices - primary basis . . . . . . . . . . . . . .    $ 60.26     $ 49.74           $ 55.93       $ 41.79
Average market price - fully diluted basis  . . . . . . . . . . .    $ 63.50     $ 52.63           $ 59.04       $ 44.90

Average common share outstanding  . . . . . . . . . . . . . . . .     11,175      11,065            11,162        11,040
Increase in shares due to exercise of options -
 primary basis  . . . . . . . . . . . . . . . . . . . . . . . . .        389         362               372           295
Increase in shares due to exercise of options -
 fully diluted basis  . . . . . . . . . . . . . . . . . . . . . .        407         381               392           324

Adjusted shares outstanding - primary . . . . . . . . . . . . . .     11,564      11,427            11,534        11,335
Adjusted shares outstanding - fully diluted . . . . . . . . . . .     11,582      11,446            11,554        11,364

Net income per share - primary and fully diluted  . . . . . . . .    $  1.31     $  1.07           $  3.74       $  3.03
                                                                     =======     =======           =======       =======

Net income per share after giving effect to
 two-for-one stock split - primary  . . . . . . . . . . . . . . .    $  0.65     $  0.53           $  1.87       $  1.52
                                                                     =======     =======           =======       =======

Net income per share after giving effect to
 two-for-one stock split - fully diluted  . . . . . . . . . . . .    $  0.65     $  0.53           $  1.87       $  1.51
                                                                     =======     =======           =======       =======
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